EXHIBIT 99.04




                              KENTUCKY UTILITIES COMPANY

                                EMPLOYEE SAVINGS PLAN

                    _____________________________________________



                       (As Amended and Restated Effective As Of
                                   January 1, 1997)





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                                  TABLE OF CONTENTS



          ARTICLE                       TITLE                       PAGE

            I                          General                        1

            II               Definitions and Construction             1

           III              Eligibility and Participation             6

            IV                      Contributions                     7

            V                      Investment Funds                   18

            VI          Allocations to Participant's Accounts         20

           VII                   Vesting of Accounts                  24

           VIII                Distribution of Benefits               24

            IX                  Loans to Participants                 33

            X                       Administration                    35

            XI                      Miscellaneous                     42

           XII      Amendment, Termination and Action by Employers    46

          XIII            Successor Employer and Merger or
                               Consolidation of Plans                 47









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                              KENTUCKY UTILITIES COMPANY
                                 EMPLOYEE SAVINGS PLAN

                       (As Amended and Restated Effective As Of
                                   January 1, 1997)


                                      ARTICLE I

                                       General


                    In order to provide for a systematic savings program for eligible employees and in order to supplement such savings with employer contributions, Kentucky Utilities Company established, effective January 1, 1988, the Kentucky Utilities Company Employee Savings Plan. The terms and conditions of the Plan, as amended and restated as of January 1, 1997, are hereinafter set forth and shall be effective in respect of Plan Years beginning on or after January 1, 1997. However, certain provisions are effective as of other specified dates. Any provisions of the Plan that are effective prior to January 1, 1997 shall be deemed to amend the corresponding provisions of the Plan as in effect before this amendment and restatement.


                                      ARTICLE II

                             Definitions and Construction

                    2.1 Definitions: The following words and phrases shall have the meanings set forth below unless a different meaning is clearly required by the context:

                    (a) Account: Any or all of the accounts maintained for each Participant showing his interest in the Trust Fund as described in (i), (n), (u), (y) and (z) below.

                    (b) Active Participant: An Employee who has in effect while a Participant an authorization for a reduction in Compensation as provided in Section 4.1.

                    (c) Affiliated Employer: Any member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which the Corporation is a member, any member of a group of trades or businesses which are under common control (as defined in Section 414(c) of the Code) of which the Corporation is a member, any member of an affiliated service group (as defined in Section 414(m) of the Code) of which the Corporation is a member, and any other organization deemed to be affiliated with the Corporation under
               Section 414(o) of the Code.

                    (d) Board of Directors: The Board of Directors of the Corporation.


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                    (e)  Code:  The Internal Revenue Code of 1986, as
               amended from time to time.

                    (f) Committee: The committee established pursuant to the provisions of Section 10.2.

                    (g)  Common Stock:  Common Stock of KU Energy
               Corporation or any successor or successors.

                    (h) Compensation: The base pay, excluding overtime pay, shift differentials, commissions, pay-in-lieu of vacations, bonuses, performance incentive compensation and other special payments, paid to an Employee while an Active Participant by an Employer for services performed, but without reduction by the amount of any contributions made by the Employer on behalf of the Employee to his Compensation Conversion Accounts pursuant to Section 4.1 or pursuant to a salary reduction agreement under any cafeteria plan meeting the requirements of Section 125 of the Code.

                    For any Plan Year, however, Compensation in excess of
               $150,000 (as adjusted for such Plan Year for the cost of living in accordance with Section 401(a)(17)(B) of the Code) shall be disregarded.

                    (i) Compensation Conversion Accounts: A Participant's Matched Compensation Conversion Account and Supplemental Compensation Conversion Account.

                    (j) Corporation: Kentucky Utilities Company or any successor or successors.

                    (k)  Effective Date:  January 1, 1988.

                    (l) Employee: Any person, on or after the Effective Date, receiving regular stated salary or wages from and rendering service to an Employer, but excluding, however,
               (i) any person who is part of a collective bargaining unit unless and until the certified collective bargaining agent and the Employer agree to coverage under the Plan, (ii) any person who is a leased employee or deemed to be an employee of an Employer as provided in Section 414(n) or (o) of the Code, and (iii) any person who is an independent contractor.

                    Any individual who is a "leased employee" as provided
               by Section 414(n) of the Code shall be treated as a leased employee for purposes of Section 2.1(l)(ii) above and any other applicable provision of the Plan. A "leased employee" as provided by Section 414(n) of the Code means any individual who, pursuant to an agreement between the Employer or Affiliated Employer and any other person ("leasing organization"), has performed services for the Employer or Affiliated Employer on a substantially full time basis for a period of at least one year if such services are performed under primary direction or control by the Employer

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               or Affiliated Employer, as the case may be.  An individual will not be considered a "leased employee" as provided in
               Section 414(n) of the Code, however, if (A) leased employees (determined without regard to this sentence) do not constitute more than 20 percent of the Employer's or Affiliated Employer's nonhighly compensated work force (within the meaning of Section 414(n)(5)(C)(ii) of the Code) and (B) such leased employee is covered by a money purchase pension plan maintained by the leasing organization that provides (i) a nonintegrated employer contribution rate of at least 10 percent of compensation, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the leased employee's gross income under
               Section 125, Section 402(a)(8), Section 402(h) or Section 403(b) of the Code, (ii) immediate participation and (iii) full and immediate vesting.

                    (m) Employer: The Corporation and any Affiliated Employer to which the Plan has been extended by the Board of Directors and which adopts the Plan. Effective July 28, 1992 KU Energy Corporation became an Employer under the Plan and effective March 1, 1994 KU Capital Corporation became an Employer under the Plan.

                    (n) Employer Matching Contribution Account: The account maintained for a Participant to record contributions, if any, made by an Employer on his behalf to the Trust Fund pursuant to Section 4.2, and adjustments relating thereto.

                    (o) ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

                    (p) Highly Compensated Employee: With respect to any Plan Year, any employee of the Employer or Affiliated Employer who during the preceding Plan Year:

                         (i) was at any time a 5% owner (as defined in
                    Section 416(i)(1) of the Code) of the Employer or any Affiliated Employer; or

                         (ii) received compensation (as defined in Section
                    414(q)(7) of the Code) from the Employer and Affiliated Employers in excess of $80,000 (as adjusted under the Code) and, if the Corporation elects application for such preceding Plan Year, was in the top-paid 20% of employees of the Employer and Affiliated Employers ranked on the basis of compensation.

               With respect to the Plan Year, the term "Highly Compensated Employee" also means any employee of the Employer or Affiliated Employer who meets the requirements of paragraph
               (i) above during such Plan Year.



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                    The identification of Highly Compensated Employees
               under this Section 2.1(p) shall be made in accordance with the provisions of Section 414(q) of the Code and the regulations thereunder.

                    (q) Hour of Employment: An Hour of Employment shall mean:

                         (i) each hour for which an employee is directly or indirectly paid, or entitled to payment, by an Employer or Affiliated Employer for the performance of duties (such hours to be credited to the employee for the computation period or periods in which the duties are performed);

                         (ii) each hour, calculated in accordance with the provisions of Department of Labor Regulation
                    Section 2530.200b-2(b) which are incorporated herein by reference, for which an employee is directly or indirectly paid, or entitled to payment, by an Employer or Affiliated Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, provided, however, that no more than 501 Hours of Employment shall be credited under this
                    Section 2.1(q)(ii) for any single continuous period whether or not such period occurs in a single computation period (such hours to be credited to the employee for the computation period or periods in which the period of time during which no duties are performed occurs); and

                         (iii) each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer or Affiliated Employer (such hours to be credited to the employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made).

               For the purposes of this Section 2.1(q), the term "employee" shall include a leased employee or other person deemed to be an employee of an Employer or Affiliated Employer as provided in Section 414(n) or (o) of the Code.

                    (r) Implementation Date: The date, as determined by the Committee, on which the Telephone Response System will become operational under the Plan and Trust, which date will occur after January 1, 1997 and before May 1, 1997.

                    (s) Inactive Participant: A Participant (i) who ceases to be an Employee but remains an employee of an Employer or Affiliated Employer, (ii) who while continuing

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               as an Employee has terminated his authorization for
               reduction in Compensation as provided in Section 4.1, or
               (iii) who has made a rollover contribution to his Rollover Contribution Account prior to becoming an Active
               Participant.

                    (t) Investment Fund(s): Any or all of the funds provided for in Section 5.1.

                    (u) Matched Compensation Conversion Account: The account maintained for a Participant to record contributions, if any, made by an Employer on his behalf to the Trust Fund pursuant to Section 4.1 that are matched by Employer matching contributions made pursuant to
               Section 4.2, and adjustments relating thereto.

                    (v) Participant: An Employee participating in the Plan in accordance with the provisions of Section 3.1, an Inactive Participant or an Employee whose employment with the Employer and Affiliated Employers has terminated and who is having distribution of his Account deferred to age 65 in accordance with Section 8.5.

                    (w) Plan: The Plan set forth in this instrument, as it may, from time to time, be amended.

                    (x) Plan Year: The 12-month period commencing on January 1 and ending on December 31 of each year.

                    (y) Rollover Contribution Account: The account maintained for a Participant to record rollover contributions, if any, made to the Trust Fund by or on behalf of the Participant pursuant to Section 4.9, and adjustments relating thereto.

                    (z) Supplemental Compensation Conversion Account: The account maintained for a Participant to record contributions, if any, made by an Employer on his behalf to the Trust Fund pursuant to Section 4.1 that are unmatched by Employer matching contributions made pursuant to
               Section 4.2, and adjustments relating thereto.

                    (aa) Telephone Response System:  The telephone response
               system, if any, maintained by the Trustee, or an affiliate thereof, for purposes of the Plan and Trust and by means of which a Participant may make or provide certain elections, authorizations, directions and instructions under the Plan and Trust. All elections, authorizations, directions and instructions made by a Participant by means of the Telephone Response System shall be processed by the Trustee or its affiliates only after the identity of the Participant is verified by use of a personal identification number furnished by the Trustee or its affiliate and shall be subject to and become effective in accordance with the written rules of the Telephone Response System as prepared

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               by the Trustee or its affiliates and in effect from time to time.

                    (bb) Trust:  The Trust to which contributions under the
               Plan are to be made in order to establish a fund (the "Trust Fund") to be held in trust and administered by the Trustee, which Trust, as from time to time amended, constitutes part of the Plan.

                    (cc) Trustee:  The trustee or trustees of the Trust,
               and their successors and substitutes.

                    (dd) Valuation Date:  The last day of each calendar
               quarter. On and after January 1, 1997, however, Valuation Date shall mean each day the New York Stock Exchange is open.

                    2.2 Construction: The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, and not to any particular provision or Section.


                                     ARTICLE III

                            Eligibility and Participation

                    3.1 Eligibility: Each Employee shall be eligible to participate in the Plan as of the first day of the payroll period beginning coincident with or next following the date as of which he has completed a 12-consecutive month period beginning with his employment commencement date, or anniversary thereof, of not less than 1,000 Hours of Employment, provided, however, an Employee shall not be eligible to participate in the Plan prior to the first day of the payroll period beginning coincident with or next following January 1, 1988 or the date he becomes an Employee, if later. For purposes of this Section 3.1, "employment commencement date" means the date on which an Employee first performs an Hour of Employment within the meaning of Section 2.1(q)(i).









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                    3.2  Participation:

                    (a) Prior to the Implementation Date, an Employee who is eligible to participate in the Plan may elect to become a Participant in the Plan as of the date he first becomes eligible to participate as provided in Section 3.1, or as of the first day of any payroll period thereafter, by filing prior written notice of such election with the Employer, accompanied by (i) an authorization for a reduction in Compensation as provided in Section 4.1 and (ii) an election as to Investment Funds as provided in Section 5.2. Upon filing such election notice, he shall become a Participant as of the date elected if such date is at least 30 days after filing the election notice or, if such date is less than 30 days thereafter or a date is not specified, as of the first day of the first payroll period practicable beginning not more than 30 days after filing the election notice.

                    (b) On and After the Implementation Date, an Employee who is eligible to participate in the Plan may elect to become a Participant in the Plan as of the date he first becomes eligible to participate as provided in Section 3.1, or as of the first day of any payroll period thereafter, by providing prior notice of such election by such means (which may include through use of the Telephone Response System) as the Committee shall prescribe from time to time, accompanied by (i) an authorization for a reduction in Compensation as provided in Section 4.1 and (ii) an election as to Investment Funds as provided in Section 5.2. Upon providing such election notice, he shall become a Participant as of the first day of the first payroll period practicable beginning not more than 30 days after the election notice is given.

                    3.3 Re-Employment: If an employee of an Employer or Affiliated Employer terminates his employment after he has completed a period of employment described in Section 3.1 and thereafter he is hired as an Employee, he shall be eligible to become an Active Participant on the first day of the payroll period beginning coincident with or next following the date of his reemployment, and he may elect to become an Active Participant as of such date, or as of the first day of any payroll period thereafter, as provided in Section 3.2.


                                      ARTICLE IV

                                    Contributions

                    4.1  Compensation Conversion Contributions:

                    (a) At the time an Employee elects to become a Participant, he shall authorize the Employer, subject to the provisions of this Section 4.1 and Sections 4.5, 4.7, 4.8

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               and 6.4, to reduce his Compensation in an amount equal to 1%
               of his Compensation per payroll period while an Active Participant or such multiple of 1% thereof, but not to exceed 16%, as he may designate, and the Employer shall make contributions to the Trust Fund for allocation (i) to the Matched Compensation Conversion Account of each of its Active Participants who so authorizes in an amount equal to such reduction of his Compensation for a payroll period of up to 6% and (ii) to the Supplemental Compensation
               Conversion Account of each of its Active Participants who so authorizes in an amount equal to such reduction of his Compensation for a payroll period of over 6% (up to 16%).

                    (b) A Participant may change his authorization for a reduction in Compensation as of the first day of any payroll period (i) prior to the Implementation Date by giving the Committee at least 15 days prior written notice, or (ii) on or after the Implementation Date by such means (which may include through use of the Telephone Response System) as the Committee shall prescribe from time to time. Any change may either (i) increase or decrease within the limits prescribed in Section 4.1(a) the rate of Compensation reduction under this Section 4.1 or (ii) terminate or revoke a prior termination of such Compensation reduction authorization. A change in the rate or termination of a Participant's Compensation reduction authorization shall not entitle him to receive payment of benefits under Article VIII, which shall be payable only as provided therein.

                    Notwithstanding the preceding paragraph or the
               provisions of Section 4.1(c), in the event a Participant receives a hardship withdrawal under Section 8.6 or from any other cash or deferred arrangement within the meaning of
               Section 401(k) of the Code which is part of a qualified plan maintained by the Corporation or the Affiliated Employers, then the Participant's authorization for a reduction in Compensation under this Section 4.1 shall terminate automatically on the date as of which such hardship withdrawal is made and such termination shall continue in effect for a period of 12 months thereafter. After the expiration of such 12-month period, the Participant may again elect to actively participate in the Plan in accordance with the provisions of this Section 4.1.

                    (c) Any authorization or change in authorization under this Section 4.1 made by means other than the Telephone Response System shall be effective as soon as practicable after it is made and shall be made (i) on a form provided or prescribed by the Committee and (ii) in accordance with rules of the Committee in effect from time to time. Any authorization or change therein made from time to time by means of the Telephone Response System shall be effective as soon as practicable after it is made, but in no event shall such an authorization or a change in authorization be effective unless and until the Participant has filed with

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               the Employer a signed statement authorizing Compensation
               reductions and other transactions under the Plan made by means of the Telephone Response System.

                    (d) The maximum amount that may be contributed in the aggregate to the Compensation Conversion Accounts on behalf of a Participant for any Plan Year shall not exceed $9,500, as adjusted for cost of living in accordance with Section 402(g)(5) of the Code. In the event the Participant received a hardship withdrawal in the immediately preceding Plan Year under Section 8.6 or from any other cash or deferred arrangement within the meaning of Section 401(k) of the Code which is part of a qualified plan maintained by the Corporation or the Affiliated Employers, such maximum amount shall be reduced as provided in clause (B)(iv) of the second sentence of Section 8.6(b). Such maximum amount for any Plan Year shall also be reduced by the excess, if any, of
               (i) the amount of any elective deferrals (within the meaning of Treasury Reg. Section 1.402(g)-1(b)) contributed by the Employer or Affiliated Employers for such Plan Year on behalf of the Participant pursuant to a salary reduction agreement under any other cash or deferred arrangement within the meaning of Section 401(k) of the Code which is part of a qualified plan maintained by the Employer or Affiliated Employer or to any other plan, contract or arrangement of the Employer or Affiliated Employer described in said regulation, over (ii) the amount of any excess contributions paid to the Participant for the Plan Year pursuant to Section 4.5 or similar provision under any other such cash or deferred arrangement.

                    (e) In the event the limitation under Section 4.1(d) is exceeded for a Plan Year, then, notwithstanding any other provision of the Plan or law, such excess, plus any income and minus any loss allocable thereto, shall be distributed to the Participant not later than April 15 next following the end of such Plan Year. Such excess to be distributed, however, shall be reduced by the amount of contributions, if any, previously distributed for such Plan Year from the Participant's Compensation Conversion Accounts pursuant to the requirements of Section 4.5 or 4.8. A Participant, however, may only receive such a distribution during such Plan Year if:

                         (i) the Participant designates in writing that the distribution is a distribution of an amount in excess of the limitation under Section 402(g) of the Code for the Plan Year,

                         (ii) the distribution is made after the date on which the Plan received the excess contribution, and

                         (iii) the Plan designates the distribution as a distribution of amounts in excess of the limitation under Section 402(g) of the Code for the Plan Year.

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                    (f)  Distribution in accordance with Section 4.1(e)
               shall be made first from the Participant's Supplemental Compensation Conversion Account and then from his Matched Compensation Conversion Account only to the extent the amount to be distributed exceeds the balance in his Supplemental Compensation Conversion Account. Excess contributions distributed from an Account, plus any income and minus any loss allocable thereto, shall be distributed from the Investment Funds in which such Account is invested at the time of distribution pro rata in accordance with the balance of the Account in each of the Investment Funds as of the Valuation Date next preceding the date of distribution, except that no amount shall be distributed from the Account invested in the Participant Loan Fund until the balance in the other Investment Funds has been distributed.

                    (g) For purposes of Section 4.1(d), the income or loss allocable to the excess contributions to be distributed from a particular Account for a Plan Year shall be determined by multiplying the total income or loss of the Account for such Plan Year by a fraction, the numerator of which is the excess contributions to be distributed from such Account for such Plan Year and the denominator of which is the balance in such Account as of the end of such Plan Year reduced by the income allocable to such Account for the Plan Year or increased by the loss allocable to such Account for the Plan Year.

                    4.2 Employer Matching Contributions: Subject to the provisions of Sections 4.6, 4.7, 4.8 and 6.4, each Employer shall contribute to the Trust Fund for each payroll period beginning on or after January 1, 1997 matching contributions on behalf of each of its Employees who is an Active Participant during such payroll period in an amount equal to fifty percent (50%) of the amount contributed in accordance with Section 4.1 on behalf of the Participant to his Matched Compensation Conversion Account for such payroll period. Such amount shall be allocated to the Participant's Employer Matching Contribution Account.

                    4.3 Remittance of Contributions: Contributions under Sections 4.1 and 4.2 shall be paid in cash to the Trustee as soon as practicable after the payroll period for which they are paid, but in no event later than the 15th business day of the month following the month in which amounts contributed under Section
          4.1 would otherwise have been payable in cash to Participants as wages. The Trustee shall be accountable for all contributions received from the Employers, but the Trustee shall have no duty to see that the contributions received comply with the provisions of the Plan, nor shall the Trustee be obligated or have any right to enforce or collect any contribution from the Employers or otherwise see that the funds are deposited according to the provisions of the Plan.




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                    4.4  Participant Contributions:  Non-deductible
          contributions shall not be required or permitted under the Plan by any Participant.

                    4.5  Adjustments to Compensation Conversion Accounts:

                    (a) Notwithstanding the provisions of Section 4.1, if the Actual Deferral Percentage for the Eligible Employees who are Highly Compensated Employees for any Plan Year beginning on or after January 1, 1997 exceeds, or in the judgment of the Committee is likely to exceed, the greater of (i) or (ii) as follows:

                         (i) The Actual Deferral Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees, multiplied by 1.25, or

                         (ii) The Actual Deferral Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees, multiplied by 2; provided, however, that the Actual Deferral Percentage for the Eligible Employees who are Highly Compensated Employees for the Plan Year may not exceed the Actual Deferral Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees by more than two percentage points;

               then the amounts contributed, or to be contributed, to the Compensation Conversion Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year shall be reduced at such time and in such manner as the Committee shall determine under rules and regulations uniformly applied and consistent with the following provisions of this Section 4.5 so that the Actual Deferral Percentage for the Eligible Employees who are Highly Compensated Employees for such Plan Year does not exceed the greater of (i) or (ii) above.

               For purposes of applying the preceding paragraph for any Plan Year, the Corporation may elect to use the Actual Deferral Percentage for the Plan Year for Eligible Employees who are not Highly Compensated Employees rather than for the next preceding Plan Year, but if such an election is made, it may not be changed except to the extent provided in applicable governmental regulations, rulings or announcements.

               The provisions of this Section 4.5(a) shall be applied separately in respect of any Participants covered under each separate collective bargaining agreement.

                    (b) If during the Plan Year a Participant who is a Highly Compensated Employee for such Plan Year also participated in any other plan of an Employer or Affiliated Employer which includes a cash or deferred arrangement

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               qualifying under Section 401(k) of the Code, his
               compensation, and contributions made pursuant to the cash or deferred arrangement, under such other plan shall be taken into account for purposes of applying the tests under
               Section 4.5(a)(i) and (ii) above. If during the Plan Year one or more other plans which include a cash or deferred arrangement under Section 401(k) of the Code are considered along with this Plan as one plan for purposes of
               Section 410(b) of the Code (other than the average benefit percentage test thereunder), all such plans shall be treated as one plan in applying the tests under Section 4.5(a)(i) and (ii) above. If during a Plan Year a Participant who is not a Highly Compensated Employee for such Plan Year had contributions made under Section 4.1 on his behalf in excess of the maximum limitation contained in Section 4.1(d) for the Plan Year, such excess contributions shall not be taken into account for purposes of applying the tests of Section 4.5(a)(i) and (ii) above.

                    (c) In order to accomplish the reductions required under Section 4.5(a) or to meet the limitations of
               Section 4.8, the Committee, in its discretion, may reduce contributions previously made first from a Participant's Supplemental Compensation Conversion Account to the extent thereof and then from his Matched Compensation Conversion Account, or adjust the amount of reductions in Compensation authorized pursuant to the provisions of Section 4.1, for such period as may be required. Any reductions in the amounts contributed to the Compensation Conversion Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year shall be made on the basis of the amounts of Compensation reductions contributed by such Participants beginning with the greatest amounts.

                    (d) The amount by which contributions previously made to a Participant's Compensation Conversion Accounts for a Plan Year are reduced under this Section 4.5, plus any income and minus any loss allocable thereto, shall be paid, notwithstanding any other provision of the Plan or law, to the Participant not later than two and one-half months after the end of such Plan Year. The amount of such contributions to be distributed, however, shall be reduced by the amount of excess contributions, if any, previously distributed for such Plan Year from the Participant's Compensation Conversion Accounts pursuant to the requirements of Section 4.1(d). Such distributions from an Account shall be made from the Investment Funds in which such Account is invested at the time of distribution pro rata in accordance with the balance of the Account in each of the Investment Funds as of the Valuation Date next preceding the date of distribution, except that no amount shall be distributed from the Account invested in the Participant Loan Fund until the balance in the other Investment Funds has been distributed. For purposes of this Section 4.5(d), the income or loss allocable to contributions to be distributed from a particular Account for a Plan Year shall be determined in the manner provided in Section 4.1(g) for determining income or loss allocable to excess contributions thereunder.

                    (e)  For purposes of this Section 4.5 and Section 4.8:

                         (i) "Actual Deferral Percentage" for a specified group of Eligible Employees for a Plan Year shall be the average of 100 times the result (calculated separately for each Eligible Employee in such group and rounded to four decimal places) obtained by dividing the amount actually contributed to the Account of each such Eligible Employee under Section 4.1 for such Plan Year by the Eligible Employee's compensation for the portion of such Plan Year for which contributions to the Compensation Conversion Accounts were made or could have been made for such Eligible Employee;

                         (ii) "Eligible Employee" shall mean an Employee who is eligible to participate in the Plan as provided in Section 3.1 for all or any part of a Plan Year; and

                         (iii) "Compensation" for a Plan Year for purposes of Section 4.5(e)(i) shall have the meaning determined by the Committee in accordance with Section 414(s) of the Code and the regulations thereunder (but not in excess of the limitation described in Section 401(a)(17) of the Code) and shall only include such compensation for the portion of such Plan Year for which contributions to the Eligible Employee's Compensation Conversion Accounts were made or could have been made.

                    4.6  Adjustments to Employer Matching Contribution
          Accounts:

                    (a) Notwithstanding the provisions of Section 4.2, if the Average Contribution Percentage for the Eligible Employees who are Highly Compensated Employees for any Plan Year beginning on or after January 1, 1997 exceeds, or in the judgment of the Committee is likely to exceed, the greater of (i) or (ii) as follows:

                         (i) The Average Contribution Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees, multiplied by 1.25, or

                         (ii) The Average Contribution Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees, multiplied by 2; provided, however, that the Average Contribution Percentage for the Eligible Employees who are Highly Compensated Employees for the Plan Year may not exceed the Average Contribution Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees by more than two percentage points;

               then the amounts contributed, or to be contributed, to the Employer Matching Contribution Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year shall be reduced at such time and in such manner as the Committee shall determine under rules and regulations uniformly applied and consistent with the following provisions of this Section 4.6 so that the Average Contribution Percentage for the Eligible Employees who are Highly Compensated Employees for such Plan Year does not exceed the greater of (i) or (ii) above.

                    For purposes of applying the preceding paragraph for
               any Plan Year, the Corporation may elect to use the Actual Contribution Percentage for the Plan Year for Eligible Employees who are not Highly Compensated Employees rather than for the next preceding Plan Year, but if such an election is made, it may not be changed except to the extent provided in applicable governmental regulations, rulings or announcements.

                    The provisions of this Section 4.6(a) shall not apply
               in respect of any Participants covered under a collective bargaining agreement.

                    (b) If during the Plan Year a Participant who is a Highly Compensated Employee for such Plan Year also participated in any other plan of an Employer or Affiliated Employer to which employer matching contributions or employee contributions required to be taken into account under this Section 4.6 are made, his compensation, and such contributions made, under such other plan shall be taken into account for purposes of applying the tests under
               Section 4.6(a)(i) and (ii) above. If during a Plan Year one or more plans to which employer matching contributions or employee contributions required to be taken into account under this Section 4.6 are made are considered along with the Plan as one plan for purposes of Section 410(b) of the Code (other than the average benefit percentage test thereunder), all such plans shall be treated as one plan in determining the Average Contribution Percentage of a group of Participants in the Plan.

                    (c) In order to accomplish the reductions required under Section 4.6(a) or to meet the limitations of
               Section 4.8, the Committee, in its discretion, may reduce contributions previously made, or adjust the amount of contributions to be made, pursuant to the provisions of
               Section 4.2, for such period as may be required. Any reductions in the amounts contributed to the Employer Matching Contribution Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year shall be made on the basis of the amounts of the Employer matching contributions contributed on behalf of such Participants beginning with the greatest amounts.

                    (d) The amount by which contributions previously made to a Participant's Employer Matching Contribution Account for a Plan Year are reduced under this Section 4.6, plus any income and minus any loss allocable thereto, shall be paid, notwithstanding any other provision of the Plan or law, to the Participant not later than two and one-half months after the end of such Plan Year. In addition, if reductions in contributions to a Participant's Matched Compensation Conversion Account are made pursuant to Sections 4.1 or 4.5, the Committee shall reduce Employer matching contributions previously made with respect to such contributions pursuant to the provisions of Section 4.2, and such amount, plus any income and minus any loss allocable thereto, shall be forfeited and applied to reduce the amount of Employer matching contributions made pursuant to Section 4.2. Reductions in contributions from the Participant's Employer Matching Contribution Account, plus any income and minus any loss allocable thereto, shall be made from the Investment Funds in which such Account is invested at the time of reduction pro rata in accordance with the balance of the Account in each of the Investment Funds as of the Valuation Date next preceding the date of reduction, except that no reduction shall be made from the Account invested in the Participant Loan Fund until the balance in the other Investment Funds has been reduced to zero. For purposes of this Section 4.6(d), the income or loss allocable to contributions for a Plan Year shall be determined in the manner provided in Section 4.1(g) for determining income or loss allocable to excess contributions under Section 4.1.

                    (e)  For purposes of this Section 4.6 and Section 4.8:

                         (i)  "Average Contribution Percentage" for a
                    specified group of Eligible Employees for a Plan Year shall be the average of 100 times the result (calculated separately for each Eligible Employee in such group and rounded to four decimal places) obtained by dividing the amount actually contributed to the Account of each such Eligible Employee under Section
                    4.2 for such Plan Year by the Eligible Employee's compensation for the portion of such Plan Year for which contributions to the Employer Matching Contribution Account were made or could have been made for such Eligible Employee;

                         (ii) "Eligible Employee" shall mean an Employee who is eligible to participate in the Plan as provided in Section 3.1 for all or any part of a Plan Year, excluding, however, any Employee who is covered under a collective bargaining agreement; and

                         (iii) "Compensation" for a Plan Year for purposes of Section 4.6(e)(i) shall have the meaning determined by the Committee in accordance with Section 414(s) of the Code and the regulations thereunder (but not in excess of the limitation described in Section 401(a)(17) of the Code) and shall only include such compensation for the portion of such Plan Year for which contributions to the Eligible Employee's Employer Matching Contribution Account were made or could have been made.

                    4.7 Aggregation of Discrimination Tests: The Actual Deferral Percentage Test described in Section 4.5 and the Average Contribution Percentage Test described in Section 4.6 may be aggregated, at the election of the Corporation, and applied as provided in Section 401(k) of the Code and the regulations thereunder.

                    4.8  Multiple Use of Alternative Limitation:

                    (a)  Notwithstanding the foregoing provisions of this
               Article IV, if, after the application of Sections 4.5 and 4.6, the sum of the Actual Deferral Percentage and the Average Contribution Percentage for the group of Eligible Employees who are Highly Compensated Employees for a Plan Year exceeds the aggregate limit (as defined below) for the Plan Year, then the contributions made for such Plan Year pursuant to Sections 4.1 and 4.2 for Eligible Employees who are Highly Compensated Employees shall be reduced so that the aggregate limit is not exceeded. Such reductions shall be made first in contributions made pursuant to Section 4.1 (but only to the extent such contributions are allocated to Supplemental Compensation Conversion Accounts) and then in contributions made pursuant to Section 4.2. Reductions in contributions shall be made in the manner provided in
               Section 4.5 or Section 4.6, whichever is applicable. The amount by which a Highly Compensated Employee's contributions is reduced in accordance with the foregoing shall be treated as an excess contribution under Section 4.5 or Section 4.6, whichever the case may be. For the purposes of this Section 4.8, the Actual Deferral Percentage and Average Contribution Percentage of Eligible Employees who are Highly Compensated Employees are determined after any reductions required for such Plan Year under Sections 4.5 and 4.6, respectively.

                    No reduction, however, shall be required by this
               Section 4.8 for a Plan Year if either (i) the Actual Deferral Percentage of the Eligible Employees who are Highly Compensated Employees does not exceed 1.25 multiplied by the Actual Deferral Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees, or (b) the Average Contribution Percentage of Eligible Employees who are Highly Compensated Employees does not exceed 1.25 multiplied by the Average Contribution

               Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees.

                    (b) For purposes of this Section 4.8, the term "aggregate limit" for a Plan Year means the sum of (i) 125% of the greater of (A) the Actual Deferral Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees or (B) the Average Contribution Percentage for the next preceding Plan Year for Eligible Employees who are not Highly Compensated Employees, and (ii) the lesser of (A) 200% of, or (B) two percentage points plus, the lesser of such Actual Deferral Percentage or Average Contribution Percentage. If it would result in a larger aggregate limit, the word "lesser" is substituted for the word "greater" in subpart (i) of this paragraph, and the word "greater" is substituted for the word "lesser" the second place it is used in subpart (ii) of this paragraph.

                    (c)  For purposes of applying the provisions of this
               Section 4.8, if pursuant to Section 4.5 or 4.6, respectively, the Corporation has elected to use the Actual Deferral Percentage and/or Actual Contribution Percentage for the Plan Year for Eligible Employees who are not Highly Compensated Employees rather than for the next preceding Plan Year, then such election shall also apply for purposes of this Section 4.8.

                    4.9 Rollover Contributions: An Employee, whether or not he is eligible to participate in the Plan as provided in
          Section 3.1, may make a "qualifying rollover contribution" to the Plan. A qualifying rollover contribution means the contribution to the Plan by or on behalf of an Employee of:

                    (a) All or a portion of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code); provided, however, that the portion, if any, of an eligible rollover distribution consisting of nondeductible employee contributions may not be contributed to the Plan; or

                    (b) A rollover contribution (as defined in Section 408(d)(3)(A)(ii) of the Code).

          A qualifying rollover contribution to be made by or on behalf of an Employee must be made in cash to the Trustee by an Employee no later than the 60th day following the day upon which the Employee received the eligible rollover distribution or rollover contribution with respect to which the qualifying rollover contribution is to be made or directly by the trustee of another plan qualified under Section 401(a) of the Code. The Committee shall develop such procedures, and may require such information and verifications from an Employee desiring to make a qualifying rollover contribution, as it deems necessary or desirable to determine that the proposed contribution will meet the requirements of this Section 4.9. A qualifying rollover contribution made under this Section 4.9 shall be allocated to the Employee's Rollover Contribution Account. If the Employee is not eligible to or has not elected to participate in the Plan as an Active Participant, his qualifying rollover contribution shall be accompanied by an election as to Investment Funds as provided in Section 5.2 and he shall become an Inactive Participant as of the date the qualifying rollover contribution is made.


                                      ARTICLE V

                                   Investment Funds

                    5.1 Investment Funds: As of January 1, 1997, there shall be the following Investment Funds under the Plan:

                    (a)  Protected Income Fund.

                    (b)  Common Stock Fund.

          The Company as of January 1, 1997 and from time to time thereafter may, in its discretion, establish one or more additional Investment Funds or terminate any Investment Fund, including the Protected Income Fund or the Company Stock Fund, as it deems appropriate. Amounts loaned to a Participant as provided in Article IX shall be recorded in and considered an investment by such Participant in a fund designated as the Participant Loan Fund.

                    5.2  Participant's Election of Investment Funds:

                    (a) Each Employee who becomes a Participant prior to the Implementation Date shall file a written election with the Committee directing that contributions to his Employer Matching Contribution Account, to his Compensation Conversion Accounts and to his Rollover Contribution Account be invested in specified multiples of 10% (1% on or after January 1, 1997) in any of the Investment Funds offered under the Plan (other than the Participant Loan Fund). Each Employee who becomes a Participant on or after the Implementation Date shall make an election with the Trustee by such means (which may include through use of the Telephone Response System) as the Committee shall prescribe from time to time, directing that contributions to his Employer Matching Contribution Account, to his Compensation Conversion Accounts and to his Rollover Contribution Account be invested in specified multiples of 1% in any of the Investment Funds offered under the Plan (other than the Participant Loan Fund). Contributions shall be invested in accordance with an election made under this Section 5.2(a) until an election is changed as hereinafter provided in the Plan from time to time.

                    (b) An election under this Section 5.2 may be changed after January 2, 1997 by a Participant only as of a

               Valuation Date occurring on or after the Implementation Date and by giving the Trustee notice of such change by such means (which may include through use of the Telephone Response System) as the Committee shall prescribe from time to time. Any change shall direct either or both of:

                         (i)  that the balance in such Participant's
                    Employer Matching Contribution Account, Matched Compensation Conversion Account, Supplemental Compensation Conversion Account and Rollover Contribution Account which is not invested in the Participant Loan Fund as of the effective date of such change, be transferred in multiples of 1% to one of the remaining Investment Funds (other than the Participant Loan Fund), or

                         (ii)  that subsequent contributions to the
                    Participant's Employer Matching Contribution Account, Matched Compensation Conversion Account, Supplemental Compensation Conversion Account and Rollover Contribution Account be invested in multiples of 1% in any of Investment Funds offered under the Plan (other than the Participant Loan Fund).

               For purposes of subparagraph (i) above, transfers from the Common Stock Fund to the extent invested in shares of Common Stock shall be made based on 1% multiples of the number of shares held in the Participant's Account as of the effective date of the change.

                    Any change in investment election made in accordance
               with the preceding paragraph shall be initiated and completed as of the Valuation Date made or as soon as practicable thereafter, subject to the rules and procedures, if any, relating to the Investment Funds involved. To the extent any common, collective, pooled or similar investment fund or guaranteed investment contract in which an Investment Fund is invested restricts transfers into or from such common, collective, pooled or similar investment fund or guaranteed investment contract, such restrictions shall apply to limit a Participant's ability to change investment elections under this Section 5.2(b).

                    (c)  Any election or change in election under this
               Section 5.2 required to be made in writing shall be made (i) on a form provided or prescribed by the Committee and (ii) in accordance with rules of the Committee in effect from time to time.

                                      ARTICLE VI

                        Allocations to Participant's Accounts

                    6.1 Individual Accounts: A separate Account shall be maintained for each Participant to show his interest in the Investment Funds. Each of the Investment Funds may, however, be invested as a single fund, without segregation of Trust Fund investments to the individual Accounts of Participants. Each Account will consist of an "Employer Matching Contribution Account," a "Matched Compensation Conversion Account", a "Supplemental Compensation Conversion Account" and a "Rollover Contribution Account".

                    6.2 Valuations and Adjustments: Each Participant's Accounts in an Investment Fund as of each Valuation Date with respect to that Investment Fund shall be adjusted as follows:

                    (a) As of each Valuation Date with respect to an Investment Fund, the amount of contributions made by or on behalf of the Participant and paid to the Trust Fund since the next preceding Valuation Date and allocable to such Investment Fund shall be added to the Accounts and the Investment Fund to which allocated.

                    (b) As of each Valuation Date with respect to an Investment Fund, the amount of any interest and loan repayments paid since the next preceding Valuation Date by the Participant to the Trust Fund in respect of loans in accordance with Article IX and allocable to such Investment Fund in accordance with Section 9.4 shall be added to the Accounts and the Investment Fund to which allocated.

                    (c) As of each Valuation Date with respect to an Investment Fund, the amount of any distributions, withdrawals or expenses paid from the Accounts and such Investment Fund since the next preceding Valuation Date shall be subtracted from the Accounts and the Investment Fund from which paid.

                    (d) The Trustee shall, as of the close of business on each Valuation Date with respect to an Investment Fund, determine the fair market value and "Fund Earnings" of such Investment Fund. "Fund Earnings" of an Investment Fund as of any Valuation Date shall mean the net of such Investment Fund's earnings (including accrued interest), expenses (other than expenses charged to a particular Participant's Accounts) and gains, losses and unrealized appreciation and depreciation on the assets of such Investment Fund since the next preceding Valuation Date. However, in respect of amounts invested in common, collective, pooled or similar investment funds, fair market value and "Fund Earnings" shall be as reported by that fund. As of the close of business on each Valuation Date with respect to an Investment Fund, "Fund Earnings" for such Investment Fund shall be allocated among Participants' Accounts in the same ratio as the Participant's "Adjusted Account Balance" with respect to each of his Accounts in the Investment Fund bears to the total of all Participants' "Adjusted Account Balances" in such Investment Fund as of the Valuation Date. However, with respect to the Common Stock Fund and any other Investment Fund that utilizes full and fractional share accounting, any dividends or other rights paid on shares allocated to Participants' Accounts in such Investment Fund as of the shareholder record date in respect of such dividend or right shall be allocated, when paid, to the Accounts of Participants in such Investment Fund to whom the shares in respect of which the dividends or rights were paid were allocated as of the shareholder record date. A Participant's "Adjusted Account Balance" with respect to an Account in an Investment Fund shall mean the Account balance in such Investment Fund as of the next preceding Valuation Date plus or minus, as the case may be, such percentage, if any, of the amount of the adjustments made pursuant to
               Section 6.2(a), (b), (c) or (e) with respect to such Account as of such Valuation Date as the Committee shall determine in accordance with a uniform and non-discriminatory policy with respect to such Investment Fund.

                    (e) As of each Valuation Date with respect to an Investment Fund, the amount of any transfers in respect of the Accounts made since the next preceding Valuation Date to or from the Investment Fund (including amounts to be paid from the Trust Fund on account of loans in accordance with
               Article IX) shall be subtracted from or added to, as the case may be, the Investment Fund.

                    6.3 Adjustments Conclusive: Every adjustment under this Article VI shall be deemed to have been made on the applicable date, regardless of the dates of actual entries. The determination of the net value of the assets of the Trust Fund and of the debits or credits to the Accounts of the respective Participants and their Beneficiaries, as provided, shall be conclusive and binding upon all parties.

                    6.4  Limitation on Allocations:

                    (a) Notwithstanding anything to the contrary contained in the Plan, in no case shall the amount of the "annual addition," as defined in Section 415(c)(2) of the Code, consisting of Employer contributions under Sections 4.1 and
               4.2 which are allocated to a Participant's Account for any Plan Year, combined with the annual additions that are allocated to his accounts for such Plan Year under all other defined contribution plans maintained by any Employer or Affiliated Employer, together with amounts treated as an annual addition for such Plan Year under Sections 415(l)(1) and 419A(d)(2) of the Code, exceed the lesser of (i) $30,000, as adjusted, effective on and after January 1, 1995, by the cost of living pursuant to Section 415(d) of the Code (the "Dollar Limitation") and (ii) 25 percent of the Participant's compensation as reported on his Forms W-2 from the Employers and Affiliated Employers for such Plan Year.

                    (b) Notwithstanding the provisions of Section 6.4(a), the otherwise permissible "annual addition" for any Participant under this Plan may be reduced to the extent necessary, as determined by the Committee, to prevent disqualification of the Plan under Section 415 of the Code, which imposes the following additional limitations on the benefits payable to Participants who also may be participating in another tax-qualified pension, profit sharing, thrift, savings or stock bonus plan or in a welfare plan maintained by an Employer or Affiliated Employer: If the Participant is also covered under a qualified defined benefit plan of an Employer or Affiliated Employer, the sum of a Participant's "defined benefit plan fraction" and his "defined contribution plan fraction" may not exceed 1.0.
               The "defined benefit plan fraction" shall be a fraction (not in excess of 1) the numerator of which is the projected annual benefit of the Participant under all defined benefit plans required to be taken into account, determined as of the end of the Plan Year, and the denominator of which is the lesser of (A) the product of 1.25 multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for such Plan Year (or, if greater, by the Participant's current accrued benefit under such defined benefit plans as of December 31, 1986) and (B) the product of 1.4 multiplied by the amount that may be taken into account under Section 415(b)(1)(B) of the Code with respect to the Participant for such Plan Year. The "defined contribution plan fraction" shall be a fraction (not in excess of 1) the numerator of which is the sum of the "annual additions" as determined under Sections 415(c)(2), 415(l)(1) and 419A(d)(2) of the Code (except that employee contributions made for any Plan Year prior to 1987 that were not treated as an annual addition for such year shall not be treated as an annual addition hereunder for any year after
               1986) to the Participant's account under all plans required to be taken into account, as of the end of the Plan Year, and the denominator of which is the sum of the "applicable maximum amount" of annual additions that could have been made under Section 415(c) of the Code for the Plan Year and for each prior calendar year of such Participant's employment with the Employers and Affiliated Employers. The "applicable maximum amount" of annual addition for any year shall be equal to the lesser of 1.25 multiplied by the Dollar Limitation in effect for such year, and 1.4 multiplied by the amount that may be taken into account under Section 415(c)(1)(B) of the Code with respect to the Participant for such year. The numerator of the "defined contribution plan fraction" shall be adjusted, where applicable, as prescribed by the Internal Revenue Service.

                    In the event the Plan is determined to be a "top-heavy
               plan" within the meaning of Section 416(g) of the Code with respect to any Plan Year, then, unless the requirements of
               Section 416(h)(2) of the Code are met with respect to the Plan, the number "1.0" shall be substituted for the number "1.25" wherever it appears in this Section 6.4(b).

                    The provisions of this Section 6.4(b) shall be without
               effect for any Plan Year beginning after December 31, 1999.

                    (c) Any contribution, plus or minus any earnings, gains, or losses attributable thereto, which may not be allocated by reason of this Section 6.4 shall, subject to the limitations of this Section 6.4, be (i) reallocated to the Accounts of other Participants entitled to share in Employer matching contributions for such Plan Year where Employer matching contributions under Section 4.2 are involved in proportion to the ratio which the Compensation of each of such other Participants for the Plan Year bears to the aggregate Compensation of all of such other Participants for the Plan Year, and (ii) paid to the Participant where any contributions under Section 4.1 are involved. If, however, the reallocation provided for in (i) of the preceding sentence would cause the limitations of this Section 6.4 to be exceeded with respect to each Participant for the Plan Year, then any Employer matching contributions under Section 4.2 that may not be so reallocated may not be distributed to Participants but shall be held unallocated in a suspense account under the Plan. All amounts held in the suspense account during any subsequent Plan Year shall be used to reduce Employer matching contributions for such subsequent Plan Year and succeeding Plan Years as necessary.

                    6.5 Statement of Account: As soon as practicable after the end of each calendar quarter, a statement will be furnished to each Participant showing the status of his Account at the beginning and end of such calendar quarter, any changes in such Account during such calendar quarter, and such other information as the Committee may determine.

                                     ARTICLE VII

                                 Vesting of Accounts

                    7.1 Vesting of Accounts: A Participant's Accounts shall at all times be fully vested in such Participant and a Participant's right to receive distributions from his Accounts shall at all times be nonforfeitable.


                                     ARTICLE VIII

                               Distribution of Benefits

                    8.1 Settlement Date: A Participant shall be entitled to distribution of his Account following his Settlement Date. The Settlement Date of a Participant shall be whichever of the following dates is applicable:

                    (a) Normal Retirement Date: The Participant's sixty-fifth (65th) birthday.

                    (b) Late Retirement Date: The actual retirement date of a Participant who remains in active service of the Employers and Affiliated Employers after his normal retirement date.

                    (c) Early Retirement Date: The date before a Participant's normal retirement date on which he retires from the active service of the Employers and Affiliated Employers under a qualified defined benefit plan of the Employer or Affiliated Employer.

                    (d) Date of Death: The date of a Participant's death prior to his actual retirement date.

                    (e)  Date of Disability:  The date before a
               Participant's normal or early retirement date on which the Employer determines that he is totally and permanently disabled. A Participant shall be deemed totally and permanently disabled if he is receiving disability benefits under the long term disability plan of his Employer or would be entitled to receive such benefits if he were a participant in such plan.

                    (f) Date of Termination of Employment: The date on which, before his normal or early retirement date, a Participant terminates his employment with the Employers and Affiliated Employers for any reason other than his death or disability. Leaves of absence and layoffs granted by the Employer or Affiliated Employer in accordance with practices uniformly applied will not be considered as terminations of employment during the term of such leave or layoff. While a Participant is on a leave of absence or layoff, his participation in the Plan shall continue on the same basis as if he were not absent on leave or layoff. In the event an arbitration proceeding is instituted under a collective bargaining agreement in respect of the termination of a Participant's employment, such Participant will not be considered to have terminated his employment for purposes of this Plan unless and until a final decision upholding the termination is rendered in such proceeding or the grievance is dropped on behalf of the Participant.

                    8.2  Amount to be Distributed:

                    (a) Except a provided in Section 8.5, if the Participant's Settlement Date occurs prior to the Implementation Date, the full amount in his Account as of the Valuation Date next preceding the Implementation Date, and less the unpaid portion of all loans made to the Participant pursuant to Article IX including interest accrued thereon (which shall be considered distributed), shall be distributed to him or, in the event of his death, to his Beneficiary; provided, however, that any such Participant whose Settlement Date occurs prior to February 28, 1997 may elect prior to his Settlement Date to receive as of January 29, 1997 or February 28, 1997, provided the date elected is subsequent to his Settlement Date, an advance payment of the amount due to the Participant hereunder which equals to 80% of his Account balance as of December 31, 1996 exclusive of the unpaid portion of all loans made to the Participant pursuant to Article IX.

                    (b) If a Participant's Settlement Date occurs on or after the Implementation Date, the full amount in the Participant's Account as of the Valuation Date coincident with or next preceding the effective date as of which distribution is made, and less the unpaid portion of all loans made to the Participant pursuant to Article IX including interest accrued thereon (which shall be considered distributed), shall be distributed to the Participant or, in the event of his death, to his Beneficiary.

                    8.3  Form of Distribution:  A distribution under this
          Article VIII shall be made in cash, except that the Participant or Beneficiary may request that all of the Participant's Account invested in Common Stock in the Common Stock Fund be distributed in whole shares of Common Stock with any fractional share being paid in cash. Requests for distribution in the form of Common Stock shall be made at such time and in such manner as the Committee shall determine under rules and regulations which are uniformly applied. The amount of any cash distribution made shall be based on the net amount received by the Trust Fund on the sale of Common Stock required to be sold in order to make cash distributions.

                    8.4  Method of Distribution:  Except as provided in
          Section 8.5(e), distribution to a Participant or his Beneficiary shall be made in a lump sum.

                    8.5  Time of Distribution:

                    (a) Except as hereinafter provided in this Section 8.5, distribution of the Participant's Account to which he is entitled under Section 8.2 shall be made not later than sixty (60) days after the date on which the Participant's Settlement Date occurs (or within 60 days after the Implementation Date if the Participant's Settlement Date occurs on or after December 1, 1996 and before the Implementation Date).

                    (b) If the value of the Participant's Account to be distributed exceeds $3,500 (or at the time of any prior distribution or withdrawal exceeded $3,500) and he has not attained age 65, distribution to the Participant shall be deferred until he attains age 65 and shall be made, as provided in Section 8.4, not later than sixty (60) days following the date on which he attains age 65 (or not later than April 30, 1997 if the Participant attains age 65 on or after December 1, 1996 and before the Implementation Date) unless the Participant consents in writing to, or is deemed to have elected, earlier distribution as hereinafter provided. The amount to be distributed shall be the full amount in the Participant's Account as of the Valuation Date coincident with or next preceding the effective date as of which distribution is made and less the unpaid portion of all loans made to the Participant pursuant to Article IX including interest accrued thereon (which shall be considered distributed). A Participant who does not wish to have distribution deferred may elect to have his Account distributed after his Settlement Date as provided in Section 8.5(a). If a Participant has not repaid all loans made to him under the Plan at the time of his termination, he shall be deemed to have elected to have that portion of his Account equal to the unpaid portion of said loans, including accrued interest, distributed after his Settlement Date as provided in Section 8.5(a) unless he is not in default on such loan at the time of termination. If the Participant is not in default on the loan at the time of his termination or if a Participant receives a loan after his termination of employment, the unpaid portion of such loan, including accrued interest, shall be deducted from the balance of his Account to which he is entitled and considered a distribution from his Account on the first to occur of (i) the Participant's default on repayment on the loan and (ii) the date payment of his Account is made under this Section 8.5.

                    (c) If distribution of a Participant's Account following his Settlement Date is deferred under Section 8.5(b), the Participant may elect at any time to have distribution made prior to his attaining age 65 and, in such case, distribution shall be made not later than sixty (60) days following the date he files his election with the Committee (or not later than April 30, 1997 if the Participant files his election on or after December 1, 1996 and before the Implementation Date). If distribution of a Participant's Account is deferred and the Participant dies prior to distribution, distribution of his Account shall be made to his Beneficiary not later than sixty (60) days following the date of the Participant's death (or not later than April 30, 1997 if the Participant's death occurs on or after December 1, 1996 and before the Implementation Date). In each case, the amount to be distributed shall be the full amount in the Participant's Account as of the Valuation Date coincident with or next preceding the effective date as of which distribution is to be made and less the unpaid portion of all loans made to the Participant pursuant to Article IX including interest accrued thereon (which shall be considered distributed).

                    (d)  If consent to distribution is required under
               Section 8.5(b) or (c) or a withdrawal is to be made under
               Section 8.6 or Section 8.10, the Committee shall no less than 30 days and no more than 90 days prior to the date distribution or withdrawal is to be made provide the Participant with written notice of his right to defer payment to age 65. Such distribution or withdrawal, however, may be made less than 30 days after the provision of the written notice, if the notice informs the Participant of his right of at least 30 days after receiving the notice to consider the decision of whether or not to elect distribution or withdrawal and the Participant, after receiving the notice, affirmatively elects distribution or withdrawal.

                    (e) If the amount of the payment to be made on or before a particular date cannot be ascertained by such date, a payment retroactive to such date shall be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained. If any amount is allocated to a Participant's Account subsequent to the payment of his Account, a payment of such additional amount shall be made to the Participant within 60 days after the allocation is made. If the proceeds from the liquidation of any portion of a Participant's Account are received by the Trust Fund subsequent to the payment of the remaining portion of his Account, payment of such additional amount shall be made as soon as practicable after the proceeds are received.

                    (f)  If a Participant's payment is deferred under
               Section 8.5 to a date following his Settlement Date, the unpaid amounts not considered an investment from time to time in the Participant Loan Fund shall be invested prior to distribution in accordance with the election of the Participant as provided in Section 5.2 of the Plan.

                    (g)  Notwithstanding the foregoing provisions of this
               Section 8.5 or any other provision of the Plan, if a Participant continues in employment of the Employer or Affiliated Employers after he attains age 70-1/2, distribution of the Participant's Account shall be made to him not later than the April 1 of the calendar year following the later of (i) the calendar year in which he attains age 70-1/2, or (ii) the calendar year in which his Settlement Date occurs. However, if the Participant owns, or is considered to own, in the Plan Year ending in calendar year in which he attains age 70-1/2, more than 5% of the outstanding stock of the Corporation or an Affiliated Employer or stock possessing more than 5% of the total combined voting power of all stock of the Corporation or an Affiliated Employer, then distribution of the Participant's Account shall be made to him not later than the April 1 next following the last day of the calendar year in which the Participant attains age 70-1/2. To the extent that governmental regulations, rulings or announcements require that any Participant with an Account balance at December 31, 1996 be paid at the Participant's election no later than the April 1 of the calendar year following the calendar year in which he attains age 70-1/2 as provided in the Plan as in effect prior to this restatement, such Participant shall be so paid.

                    8.6 Hardship Withdrawals: A Participant shall have the right to withdraw amounts from his Compensation Conversion Account(s) as of a Valuation Date (but on and after January 1, 1997 not until on or after the Implementation Date) on account of his financial hardship in accordance with the following:

                    (a) The Participant shall file a written request with the Committee at least 30 days prior to the date as of which the withdrawal is to be made setting forth the amount he wishes to withdraw, the Investment Fund(s) from which it is to be withdrawn and data establishing his financial hardship; and

                    (b) A hardship withdrawal under this Section 8.6 shall be permitted only if the withdrawal both (i) is made on account of an immediate and heavy financial need of the Participant and (ii) is necessary to satisfy such financial need. For purposes of this Section 8.6:

                         (A)  a withdrawal will be considered to be
                    made on account of an immediate and heavy financial need of the Participant only if it is on account of (i) medical expenses, as described in
                    Section 213(d) of the Code, previously incurred by the Participant, the Participant's spouse or any dependent of the Participant (as defined in Section 152 of the Code) or necessary for these persons to obtain medical care described in
                    Section 213(d) of the Code, (ii) the purchase

                    (excluding mortgage payments) of a principal residence for the Participant, (iii) the need to make payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children or dependents, or (iv) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; and

                         (B)  a withdrawal will be considered to be
                    necessary to satisfy an immediate and heavy financial need of the Participant only if (i) the withdrawal is not in excess of the amount of the immediate and heavy financial need of the Participant, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, (ii) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available to him under the Plan and all other qualified plans maintained by the Corporation or the Affiliated Employers,
                    (iii) the Participant is precluded from making or having made on his behalf any contributions under
                    Section 4.1 or elective contributions under other qualified or nonqualified plans of deferred compensation maintained by the Corporation or the Affiliated Employers, or any elective after-tax employee contributions under any such plan of the Corporation or the Affiliated Employers, for a period of at least 12 months after receipt of the withdrawal, and (iv) the maximum amount within the meaning of Section 402(g) of the Code that may be contributed as elective contributions to the Participant's Compensation Conversion Accounts and to any other qualified or nonqualified plan of deferred compensation maintained by the Corporation or the Affiliated Employers is reduced for the Plan Year next following the Plan Year in which the hardship withdrawal is received by the amount of such contributions made by or on behalf of the Participant for the Plan Year in which the withdrawal is received.

               The determination of the existence of financial hardship hereunder and of the amount required to be distributed to meet the need created by the hardship will be made by the Committee and its decisions shall be applied in a nondiscriminatory manner.

                    (c) No withdrawal under this Section 8.6 may exceed an amount equal to the lesser of (i) the balance in the Participant's Compensation Conversion Accounts as of the

               Valuation Date coincident with or next preceding the effective date of the withdrawal, less all unpaid loans as of the date of withdrawal made to the Participant pursuant to Article IX, including interest accrued thereon, that are made from such Accounts, and (ii) the aggregate amount of contributions made to such Accounts under Section 4.1 and not previously withdrawn less all unpaid loans made to the Participant pursuant to Article IX that are made from such Accounts.

                    (d) Only one withdrawal under this Section 8.6 may be made by a Participant during each Plan Year. The minimum withdrawal that will be allowed is $500.

                    (e) Payment of any withdrawals will be made in cash in a lump sum to the Participant as soon as practicable following the date the request is approved by the Committee but a Participant may elect to have such amount rolled over directly to an "eligible retirement plan" in accordance with
               Section 8.9.

                    8.7 Beneficiary: As used in the Plan, the term "Beneficiary" means:

                    (a) The last person or persons designated as beneficiary by the Participant in a written notice on a form prescribed by the Committee, provided, however, that if the Participant is married at the time of his death and the person so designated is not his surviving spouse, such designation will not be effective under the Plan unless the requirements of the last paragraph of this Section 8.7 have been met in respect of such designation;

                    (b) If there is no beneficiary designation in accordance with Section 8.7(a) that is effective under the Plan or if the person designated pursuant to an effective designation shall not survive the Participant, such Participant's spouse; or

                    (c) If no such designated beneficiary and no such spouse is living upon the death of a Participant, or if all such persons die prior to the full distribution of such Participant's Account, then the legal representative of the last survivor of the Participant and such persons, or, if the Committee shall not receive notice of the appointment of any such legal representative within one (1) year after such death, the heirs-at-law of such survivor (in the proportions in which they would inherit his intestate personal property) shall be the beneficiary to whom the then remaining balance of such Account shall be distributed.

                    Any Beneficiary designation may be changed from time to time by like notice similarly delivered. No notice given under this Section shall be effective unless and until the Committee actually receives such notice and enters it in its records.

                    No beneficiary designation under Section 8.7(a) which designates a beneficiary who is not the Participant's surviving spouse shall be effective under the Plan unless the Participant's surviving spouse consents to such designation, such consent acknowledges the effect of such designation and the surviving spouse's signature on such consent is witnessed by a notary public. Notwithstanding the foregoing sentence, such consent of the surviving spouse shall not be required if the Participant establishes to the satisfaction of the Committee that (i) the surviving spouse cannot be located, (ii) the Participant is legally separated or the Participant has been abandoned (and the Participant has a court order to such effect) unless a qualified domestic relations order provides otherwise, or (iii) the spouse is legally incompetent and the spouse's legal guardian gives such consent.

                    8.8 Facility of Payment: Whenever and as often as any Participant or his Beneficiary entitled to payments hereunder shall be under a legal disability or, in the sole judgment of the Committee, shall otherwise be unable to apply such payments to his own best interest and advantage, the Committee in the exercise of its discretion may direct all or any portion of such payments to be made in any one or more of the following ways:
          (i) directly to him; (ii) to his legal guardian or conservator; or (iii) to his spouse or to any other person, to be expended for his benefit. The decision of the Committee shall in each case be final and binding upon all persons in interest.

                    8.9 Direct Rollovers: If a Participant (which for purposes of this Section 8.9 shall include a spouse or former spouse who is an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code) or a Beneficiary who is the Participant's surviving spouse is to receive a distribution or a withdrawal under this Article VIII or
          Section 12.3, he may elect to have all of the amounts, or any portion thereof equal to $500 or more, that would otherwise be paid to him, including the unpaid balance of any loan that would be considered a distribution, paid directly by the Trustee to an "eligible retirement plan" (as defined below) that will accept such rollover. Such election shall apply, however, only to the extent a distribution is not a minimum distribution required under Code Section 401(a)(9).

                    Upon the election of a Participant or Beneficiary under this Section 8.9, the amount of the distribution or withdrawal with respect to which the election was made shall be paid directly, by such means as the Committee shall determine, to the specified eligible retirement plan at the time it would otherwise have been paid to the Participant or Beneficiary. The portion, if any, of the distribution or withdrawal that may not be directly rolled over or which the Participant or Beneficiary has elected not to be rolled over shall be made to the Participant or Beneficiary as otherwise provided in the Plan.

                    Not earlier than 90 days or later than 30 days before a distribution or withdrawal would otherwise be made (or at such other time as is permitted or prescribed by government regulation, ruling or announcement), the Committee will deliver or cause to be delivered to the Participant or Beneficiary notice of his right to make an election under this Section 8.9. Any election must be made within such period and shall be subject to such terms and conditions as the Committee shall prescribe, including any such terms, conditions or limitations required or permitted by government regulations, rulings and announcements. An election shall be accompanied by such documentation, information and verifications as the Committee shall require regarding the eligible retirement plan to which the direct rollover is to be made and to enable the Trustee to properly make the direct rollover.

                    For purposes of this Section 8.9, "eligible retirement plan" shall mean:

                    (i) an individual retirement account described in Code
                    Section 408(a);

                    (ii) an individual retirement annuity described in Code
                    Section 408(b) (other than an endowment contract);

                    (iii) with respect to a Participant, a defined contribution plan qualified under Code Section 401(a); or

                    (iv) with respect to a Participant, an annuity plan described in Code Section 403(a).

                    8.10 Rollover Contribution Account Withdrawals: A Participant shall have the right to withdraw amounts from his Rollover Contribution Account as of a Valuation Date occurring on or after the Implementation Date in accordance with the following:

                    (a) The Participant shall file a written request with the Committee at least 30 days prior to the date as of which the withdrawal is to be made setting forth the amount he wishes to withdraw and the Investment Fund(s) from which it is to be withdrawn.

                    (b) No withdrawal may exceed an amount equal to the balance in the Participant's Rollover Contribution Account as of the Valuation Date coincident with or next preceding the effective date of the withdrawal, less all unpaid loans as of the date of withdrawal made to the Participant pursuant to Article IX, including accrued interest that are made from such Account.

                    (c) Payment of any withdrawal will be made in cash in a lump sum to the Participant as soon as practicable following the effective date of the withdrawal but a

               Participant may elect to have such amount rolled over directly to an "eligible retirement plan" in accordance with
               Section 8.9.


                                      ARTICLE IX

                                Loans to Participants

                    9.1 Application for Loans: Upon the application of a Participant, the Committee, in accordance with a uniform and non-discriminatory policy, may direct the Trustee to make a loan to such Participant upon such terms as the Committee shall specify subject to the provisions of this Article IX. In making loans, the Committee may consider only those factors which would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Any loan approved by the Committee will be disbursed on such date as the Committee shall direct. A loan shall be charged first to the Participant's Rollover Contribution Account, next to his Supplemental Compensation Conversion Account, next to his Matched Compensation Conversion Account and finally to his Employer Matching Contribution Account. All loans will be charged prorata to the Investment Fund(s) (other than the Participant Loan Fund) in which the Participant's Account(s) from which the loan is to be made are invested. Any loan applied for by means of the Telephone Response System shall be deemed made on the effective date of the application under the rules of the Telephone Response System.

                    Until after the Implementation Date, no loan may be made unless the loan application is submitted by the Participant in writing to the Committee on or prior to November 15, 1996. On and after the Implementation Date, an application shall be made by such means (which may include through use of the Telephone Response System) as the Committee shall prescribe from time to time, and the loan application fee, if any, then in effect shall be charged to and paid from the Participant's Account(s) and the Investment Fund(s) in which it is invested as soon as practicable after the loan has been made in the same manner as the loan is charged. The loan application fee, if any, shall be determined by the Committee from time to time on a uniform and non-discriminatory basis without regard to the amount of the loan requested and shall be non-refundable. Any costs incurred at the request of a Participant in respect of the manner in which the loan proceeds are to be disbursed shall be paid by the Participant.

                    In the event a loan is applied for by means of the Telephone Response System but the application is denied by the Committee or the Participant cancels the application for the loan before the loan is disbursed, any funds in the Participant's Accounts that had been obtained by liquidating investments in the Investment Funds in order to make the loan shall be reinvested in the Investment Funds as soon as practicable in accordance with the Participant's most recent investment election with respect to the investment of contributions under Article V.

                    9.2 Limitations on Loans: No loan to any Participant, when added to the outstanding balance of all other loans from all qualified plans of the Employers and Affiliated Employers made to the Participant, shall exceed the lesser of (a) $50,000, reduced by the excess, if any, of the highest outstanding balance of all loans from such plans to the Participant during the one-year period ending on the day before the date on which the loan is made over the outstanding balance of loans from such plans to the Participant on the date the loan is made or (b) 50% of the sum of the balance in his Account and the vested balances in all other qualified plans of the Employers and Affiliated Employers, as of the most recent Valuation Date for which a valuation is available, as adjusted for any distributions, withdrawals or contributions made after such Valuation Date. In no event, however, shall any loan under the Plan to the Participant exceed 50% of the balance in his Account as of the Valuation Date coinciding with the date the loan is made. The Committee shall not approve a loan of less than $1,000 nor shall the Committee approve more than one loan to any Participant in any Plan Year. No more than one unpaid loan shall be outstanding to any Participant at any time.

                    9.3 Interest on Loans: The Committee will establish the interest rate to apply for the term of all loans. The interest rate for any loan shall be commensurate with the interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances, as determined by the Committee.

                    9.4 Repayment of Loans: Any loan to a Participant shall be repaid by the Participant in such manner as the Committee shall determine, subject to the limitations of this
          Section 9.4. The Committee shall require that the loan and interest thereon be repaid in equal monthly installments, payable on the first day of each month (commencing as soon as practicable following the date the loan is disbursed), over a period which shall not exceed five years from the date of the loan. Each monthly installment, which in no event shall be less than $25, may be paid by payroll deductions by the Employer from the compensation of the Participant or by such other method as the Committee shall prescribe. Payroll deductions for a monthly installment shall be made from the second regular paycheck of the month next preceding the month in which the installment is payable. The Employer shall deposit with the Trustee the sums so deducted or paid with respect to a loan. Any loan under the Plan may be prepaid without penalty on the first day of any month. Partial prepayments shall not be permitted. Amounts received by the Trust Fund as a repayment of a loan to a Participant or as payment of interest on a loan to a Participant shall be added to Investment Funds in accordance with the Participant's most recent election with respect to the investment of contributions under
          Article V and loan repayments shall be made to the Participant's Accounts in the reverse order from which the loan was charged.

                    9.5 Security for Loans: Each loan to a Participant shall be evidenced by a note, payable to the order of the Trustee, for the amount of the loan including interest thereon. Each loan shall be secured by a pledge of the borrower's Account considered an investment in the Participant Loan Fund, which pledge shall give the Trustee a security interest in all of the Participant's then existing and thereafter acquired rights in his Account considered an investment in the Participant Loan Fund.
          By accepting the loan the Participant automatically assigns, as security for the loan, such rights in his Account. In the event the Participant's employment with the Employer and Affiliated Employers is terminated for any reason prior to the repayment of the loan, the unpaid balance plus accrued interest thereon shall be deducted from the amount of his Account balance to which he is entitled as provided in Section 8.2. If, however, a Participant is having distribution of his Account deferred to age 65 and he is not in default on repayment on the loan at the time of his termination of employment or if a Participant receives a loan after his termination of employment, any unpaid balance on such loan plus accrued interest shall be deducted from the balance of his Account to which he is entitled and considered a distribution from his Account on the first to occur of (i) the default on repayment of the loan and (ii) the date payment of his Account is made under Section 8.5.


                                      ARTICLE X

                                    Administration

                    10.1 Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration: In general, the Corporation, which shall be the "administrator" and a "named fiduciary" under the Plan for purposes of ERISA, shall have the sole authority to appoint and remove the Trustee, members of the Committee and any investment manager that may be provided for under the Trust and to delegate fiduciary responsibilities in addition to any delegation provided herein, and to amend or terminate, in whole or in part, the Plan or the Trust. The Committee, the members of which shall be "named fiduciaries" under ERISA, shall have the general responsibility for the administration of the Plan and shall have the power to delegate fiduciary responsibilities in addition to any delegation provided herein.

                    10.2 Appointment of Committee: The Plan shall be administered by a Committee consisting of at least three persons and not more than seven persons who shall be appointed by and serve at the pleasure of the Board of Directors. No member of the Committee who is an employee of an Employer shall receive compensation with respect to his services as a member of the Committee. The Corporation shall notify the Trustee of the members of the Committee and any changes in membership that may take place from time to time.

                    10.3 Claims Procedure: The Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Committee and delivered or mailed to the Participant or Beneficiary. Such notice shall set forth the specific reasons for the denial, written in a manner calculated to be understood by the Participant. In addition, the Committee shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a full and fair review of the decision denying the claim. To the extent that any portion of the benefits of a Participant or Beneficiary under the Plan are not in dispute, payment of the undisputed portion shall be made without regard to any disputed benefits in accordance with the terms of the Plan. The Committee's decision on review shall, to the extent permitted by law, be final and binding on all persons.

                    10.4 Other Committee Powers and Duties: The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

                    (a) to have the full and exclusive power to (i) construe and interpret the Plan, construe any ambiguous provision of the Plan, correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Committee in its sole and absolute discretion may determine, and (ii) decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

                    (b) to prescribe procedures to be followed by Participants or Beneficiaries in filing applications for benefits;

                    (c) to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

                    (d)  to receive from the Employers and from
               Participants such information as shall be necessary for the proper administration of the Plan;

                    (e) to furnish the Employers, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

                    (f) to receive, review and keep on file reports from the Trustee of the financial condition, and of the receipts and disbursements, of the Trust Fund; and

                    (g) to appoint or employ individuals to assist in the administration of the Plan.

          The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

                    10.5 Rules and Decisions: The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Employers, the legal counsel for the Employers or the Trustee.

                    10.6 Committee Procedures: The Committee may act at a meeting or in writing without a meeting. The Committee shall elect one of its members as chairman, appoint a secretary, who may or may not be a Committee member, and advise the Trustee of such actions in writing. The secretary shall keep a record of all meetings and forward all necessary communications to the Employers or the Trustee. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority including actions in writing taken without a meeting.

                    10.7 Authorization of Benefit Payments: The Committee shall issue directions to the Trustee concerning all benefits that are to be paid from the Trust Fund pursuant to the provisions of the Plan and shall warrant that all such directions are in accordance with the Plan.

                    10.8 Applications and Forms: Any action permitted or required to be taken by a Participant or Beneficiary shall be by means of the Telephone Response System or on such form or forms as the Committee may require. The Committee may require a Participant or Beneficiary to complete and file with the Committee all other forms prescribed by the Committee, and to furnish all pertinent information requested by the Committee.

          The Committee may rely upon all such information so furnished to it.

                    10.9 Administration Expenses: All expenses, including Trustee's fees, and all other costs and expenses, including those of the Committee, incurred in operating and administering the Plan and Trust may be paid in whole or in part by the Corporation and any expenses not paid by it shall be paid by the Trustee out of principal or income of the Trust Fund. Any expenses, however, of processing loan applications and disbursing loans shall be paid by Participants or charged to their Accounts as and to the extent provided in Article IX. Any expenses, including but not limited to investment advisor fees, related to the investment of assets of any Investment Fund shall be paid by the Trustee from the Investment Fund and where allocable to a particular Participant's Account shall be changed to such Accounts unless paid by the Corporation.

                    10.10  Provisions Regarding Common Stock:

                    (a) Named Fiduciaries:

                    (i) The Committee will be the "named fiduciary" under ERISA for purposes of directing the Trustee (i) with respect to the voting of all allocated shares of Common Stock held in the Common Stock Fund of the Trust Fund for which voting instructions are not timely furnished by Participants and Beneficiaries pursuant to the provisions of Section 10.10(b) or which have not been allocated to Participant Accounts; (ii) exercising any options, warrants or other rights in connection with shares of Common Stock held in the Common Stock Fund of the Trust Fund; and (iii) exercising any appraisal rights, dissenters' rights or similar rights granted by applicable law to the registered or beneficial holders of Common Stock. The Committee will adopt from time to time whatever procedures it determines to be appropriate in order to exercise its powers and duties under this Section 10.10(a)(i) and may retain advisors and consultants (including, without limitation, legal counsel and financial advisors) who are independent of the Corporation, the Board of Directors and the Trustee to the extent the Committee determines such independent advice to be necessary or appropriate.

                    (ii) The Committee may, in its discretion, delegate any power or duty allocated to it pursuant to Section 10.10(a)(i) above to another person or entity, who will act as an independent fiduciary and will exercise such power or duty to the same extent as it could have been exercised by the Committee. The persons or entities to which such powers and duties may be delegated will include, without limitation, the Board of Directors or any committee of the Board of Directors, the Trustee, any other person or entity that meets the requirements of an investment manager under ERISA Section 3(38), or any other person or entity that the Committee determines in good faith has the requisite knowledge and experience concerning the matter with respect to which the delegation is made. The Committee may also remove any fiduciary to whom it has delegated any power or duty and exercise such power or duty itself or appoint a successor fiduciary. For purposes of Section 10.10(b) and 10.10(c), the term "Committee" will also mean any fiduciary to which the Committee has delegated any power or duty pursuant to this Section 10.10(a)(ii).

                    (iii) Each Participant and Beneficiary who furnishes instructions to the Trustee on any matter relating to Common Stock held in the Common Stock Fund of the Trust Fund in accordance with the provisions of Section 10.10(b) or Section 10.10(c) will be a "named fiduciary" under ERISA with respect to such matter.

                    (b)  Voting of Common Stock:

                    (i) With respect to all corporate matters submitted to shareholders of Common Stock at any annual or special meeting thereof or pursuant to any solicitation of written consents in lieu of a meeting (a "consent solicitation"), all shares of Common Stock allocated to the Accounts of Participants in the Common Stock Fund as of the record date established for such meeting or consent solicitation will be voted in accordance with the voting instructions of such Participants as provided to the Trustee, provided that such instructions are received by the fifth day before the meeting or deadline for submitting consents. Upon timely receipt of proper voting instructions, the Trustee will vote the shares as instructed. With respect to shares of Common Stock allocated to the Account of a deceased Participant, such Participant's Beneficiary will be entitled to direct the voting with respect to such allocated shares as if such Beneficiary were the Participant.

                    (ii) The Committee will instruct the Trustee how to vote any allocated shares of Common Stock in the Common Stock Fund for which the Trustee does not receive timely instructions from Participants or Beneficiaries and any shares of Common Stock in the Common Stock Fund that have not been allocated to Participants' Accounts.

                    (iii) As soon as practicable before each annual or special meeting of the holders of Common Stock or deadline for submitting consents, the Trustee will deliver or cause to be delivered to each Participant, or in the event of his death to his Beneficiary, who has shares of Common Stock in the Common Stock Fund allocated to his Account as of the applicable record date, a copy of all reports, financial statements, proxies and proxy solicitation material sent generally to shareholders with respect to such matter, together with forms requesting instructions on how to vote the shares of Common Stock allocated to his Account. The Committee and the Trustee may also provide Participants with such other material concerning the matters to be voted on as or the Committee in its discretion determines to be appropriate, provided, however, that prior to any distribution of materials by the Committee, the Trustee will be furnished with complete copies of all such materials. The instructions received by the Trustee from Participants or Beneficiaries will be held by the Trustee in strict confidence and will not be divulged or released to any person including directors, officers or employees of the Corporation, or of any other company, except as otherwise required by law.

                    (iv) A Participant's or Beneficiary's right to instruct the Trustee with respect to voting shares of Common Stock will not include rights concerning the exercise of any appraisal rights, dissenters' rights or similar rights granted by applicable law to the registered or beneficial holders of Common Stock.
                    These matters will be exercised by the Trustee in accordance with the Committee's instructions.

                    (c)  Tender Offer for Common Stock:

                    (i) The Trustee will tender or not tender shares or exchange shares of Common Stock in the Common Stock Fund allocated to the Account of any Participant only as and to the extent instructed by the Participant. With respect to shares of Common Stock in the Common Fund allocated to the Account of a deceased Participant, such Participant's Beneficiary will be entitled to direct the Trustee whether or not to tender or exchange such shares as if such Beneficiary were the Participant. If tender or exchange instructions for shares of Common Stock in the Common Stock Fund allocated to the Account of any Participant are not timely received by the Trustee, the Trustee will treat the non-receipt as an instruction not to tender such shares.

                    (ii) The Committee will instruct the Trustee whether or not to tender any shares of Common Stock in the Common Stock Fund that have not been allocated to Participants' Accounts.

                    (iii) In the event an offer is received by the Trustee to purchase or exchange any shares of Common Stock held in the Common Stock Fund by the Trust (including a tender offer for shares of Common Stock subject to
                    Section 14(d)(1) of the Securities Exchange Act of 1934 or subject to Rule 13e-4 promulgated under that Act, as those provisions may from time to time be amended), the Trustee will advise each Participant who has shares of Common Stock in the Common Stock Fund allocated to such Participant's Account in writing of the terms of the offer as soon as practicable after its commencement and will furnish each Participant with a form by which he may instruct the Trustee confidentially whether or not to tender or exchange shares allocated to such Participant's Account. The Committee and the Trustee may also provide Participants with such other material concerning the tender or exchange offer as the Trustee or the Committee in its discretion determines to be appropriate, provided, however, that prior to any distribution of materials by the Committee, the Trustee will be furnished with complete copies of all such materials. The instructions received by the Trustee from Participants or Beneficiaries will be held by the Trustee in strict confidence and will not be divulged or released to any person, including directors, officers or employees of the Corporation, or of any other company, except as otherwise required by law.

                    (iv) In the event, under the terms of a tender offer or otherwise, any shares of Common Stock held in the Common Stock Fund tendered for sale, exchange or transfer pursuant to such offer may be withdrawn from such offer, the Trustee will follow instructions received from Participants, Beneficiaries or the Committee respecting the withdrawal of such securities from such offer in the same manner as other instructions pursuant to this Section 10.10(c).

                    (v) In the event that an offer for fewer than all of the shares of Common Stock held by the Trustee in the Common Stock Fund is received by the Trustee, Participants, Beneficiaries and the Committee will be entitled to direct the Trustee as to the acceptance or rejection of such offer as provided by Sections 10.10(c)(i)-(iv). The instructions received by the Trustee to tender shares will be applied on a pro rata basis in accordance with the number or amount of such shares subject to the instruction, based on the largest portion of such Common Stock that the Plan may sell, exchange or transfer pursuant to the offer and the instructions received by the Trustee from Participants, Beneficiaries and the Committee.

                    (vi) In the event instructions are solicited from Participants and the Committee with respect to an offer pursuant to Sections 10.10(c)(i)-(iv), and prior to the termination of such offer another offer is received by the Trustee for the securities subject to the first offer, the Trustee will treat the offer as a new offer for purposes of apprising Participants of their rights to provide instructions to the Trustee. The Trustee will use its best efforts in the circumstances to solicit instructions from Participants and the Committee to the Trustee (i) whether to withdraw any tender with respect to securities tendered pursuant to the first offer, if possible, and if withdrawn, whether to tender any securities so withdrawn pursuant to the second offer and (ii) whether or not to tender pursuant to the second offer any securities not tendered pursuant to the first offer.

                    (vii) A Participant's instructions to the Trustee to tender or exchange shares of Common Stock will not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of the Participant's interest in the Plan. Funds received in exchange for tendered shares will be credited to the Account of the Participant whose shares were tendered and will be used by the Trustee to purchase Common Stock, as soon as practicable. In the interim, the Trustee will invest such funds in short-term investments permitted under the Trust.

                    (viii) In the event the Corporation or KU Energy Corporation initiates a tender or exchange offer, the Committee may, in its sole discretion, direct the Trustee to enter into an agreement with the Corporation not to tender or exchange any shares of Common Stock held in the Common Stock Fund in such offer, in which event, the foregoing provisions of this Section 10.10(c) will have no effect with respect to such offer and the Trustee will not tender or exchange any shares of Common Stock held in the Common Stock Fund (allocated or unallocated) in such offer.


                                      ARTICLE XI

                                    Miscellaneous

                    11.1 No Guarantee of Employment: Nothing contained in the Plan shall be construed as a contract of the employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.

                    11.2 Rights to Trust Assets: No Participant shall have at any time any right to, or interest in, any assets of the Trust Fund, except as provided from time to time under the Plan, and then only to the extent of the benefits payable under the Plan to such Participant out of the assets of the Trust Fund.

          All payments of benefits as provided for in the Plan shall be made solely out of the assets of the Trust Fund.

                    11.3  Nonalienation of Benefits:  Except as provided in
          Section 9.5 or in respect of the creation, assignment or recognition of a right to any benefit under the Plan pursuant to the provisions of a "qualified domestic relations order" as defined in Section 414(p)(1)(A) of the Code, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any such attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. Except as provided above, the Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

                    11.4 Notice of Address: Each Participant or Beneficiary shall file with the Committee a written notice giving his post office address and each change of post office address. Any communication, statement, or notice addressed and mailed, postage prepaid, to such person at his latest post office address as so filed shall constitute an effective notice upon such person for all purposes of the Plan, and neither the Trustee, the Employers nor the Committee shall be obliged to search for or ascertain the whereabouts of any such person. If any such person is notified that he is entitled to payment under the Plan, and also is notified of the provisions of this Section, and such person fails to claim his benefits or make his whereabouts known, or cannot be located after reasonably diligent inquiry, within one (1) year thereafter, the remaining interest of such person shall be distributed to any one or more of the spouse or next of kin of the Participant or Beneficiary involved, or shall be otherwise applied at such time and to such extent as shall be permitted under any applicable federal government publication, ruling or regulation.

                    11.5 Applicable Law: All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the laws of the Commonwealth of Kentucky insofar as such laws are not preempted by the laws of the United States.

                    11.6 Profit Sharing Plan: It is intended that the Plan be a qualified profit sharing plan under Section 401(a) of the Code.

                    11.7 Top-Heavy Provisions: The following provisions shall become effective in any Plan Year in which the Plan is determined to be a "top-heavy plan."

                    (a) The Plan will be considered a "top-heavy plan" for a Plan Year if as of the last day of the next preceding Plan Year (i) the aggregate value of the Accounts of Participants, including former Participants, who are "key employees" within the meaning of Section 416(i)(1) of the Code exceeds 60% of the aggregate value of the Accounts of all Participants, including former Participants, or (ii) the Plan is part of a required aggregation group and the required aggregation group is top-heavy. However, and notwithstanding the above, the Plan shall not be considered a "top-heavy plan" for any Plan Year in which the Plan is a part of a required or permissive aggregation group which is not top-heavy. For purposes of this subsection, the value of a Participant's or former Participant's Account shall be adjusted as provided in Sections 416(g)(3) and (4) of the Code. A "required aggregation group" shall mean each qualified plan of an Employer or Affiliated Employer in which a "key employee" participates and any other qualified plan of an Employer or Affiliated Employer which enables any such plan to meet the requirements of Section 401(a)(4) or 410 of the Code. A "permissive aggregation group" shall mean any required aggregation group plus any other qualified plan or plans of an Employer or Affiliated Employer which, when considered with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code. A Participant's or former Participant's compensation as reported on his Forms W-2 from the Employers for a Plan Year shall be used, where applicable, in determining whether he is a "key employee."

                    (b) Notwithstanding the provisions of Article IV to the contrary, if for any Plan Year the Plan is a "top-heavy plan," an Employer shall contribute to the Trust Fund for each of its Employees who is an Eligible Employee (as defined below) on the last day of the Plan Year and who is not a "key employee," an amount equal to the excess, if any, of (i) over (ii), where (i) is the lesser of (A) three percent of such Eligible Employee's compensation (as reported on his Form W-2 from the Employer and Affiliated Employers but not in excess of the compensation limitation described in Section 401(a)(17) of the Code) for the Plan Year and (B) to the extent permitted under Section 416(c)(2)(B) of the Code, the percentage of such Eligible Employee's compensation (as reported on his Form W-2 from the Employer and Affiliated Employers but not in excess of the compensation limitation described in Section 401(a)(17) of the Code) for the Plan Year equal to the percentage of compensation (not in excess of the compensation limitation described in Section 401(a)(17) of the Code) of employer contributions (including contributions made pursuant to a salary reduction agreement) and forfeitures allocated for the Plan Year under the Plan and each other qualified defined contribution plan maintained by the Employers or Affiliated Employers for the "key employee" for whom such percentage is the highest for such Plan Year, and (ii) is the sum of employer contributions (excluding contributions made pursuant to a salary reduction agreement) and forfeitures allocated to such Eligible Employee under the Plan and all other qualified defined contribution plans maintained by an Employer or Affiliated Employers for the Plan Year. However, and notwithstanding the above, the provisions of this subsection (b) shall not apply for any Plan Year with respect to an Eligible Employee who has accrued the defined benefit minimum provided under Section 416 of the Code under a qualified defined benefit plan maintained by the Employers or a Affiliated Employer. Any amount contributed in accordance with this subsection (b) with respect to an Eligible Employee for a Plan Year shall be deemed to be a contribution made under Section 4.2 and shall be allocated to the Eligible Employee's Account. Any Eligible Employee for whom such a contribution is made who is not already a Participant shall, notwithstanding the provisions of Section 3.1, become a Participant in the Plan as of the last day of the Plan Year for which the contribution is made.

                    (c) For purposes of this Section 11.7, "Eligible Employee" shall mean any Employee who is eligible to participate in the Plan as provided in Section 3.1 other than an Employee who is included in a unit of employees covered by a collective bargaining agreement between employee representatives and one or more Employers if there is evidence that retirement benefits have been the subject of good faith bargaining between such employee representatives and such Employer or Employers.

                    11.8 Return of Contributions: Notwithstanding any provision of the Plan to the contrary, contributions made by an Employer shall be returned to the Employer in the following circumstances:

                    (a) Each contribution of the Employers under the Plan is expressly conditioned upon the current deductibility of the contribution under Section 404 of the Code. If all or part of an Employer's contribution is disallowed as a deduction under Section 404 of the Code, such disallowed amount (reduced by any losses attributable thereto) shall be returned to the Employer with respect to which the deduction was disallowed within one year after disallowance.

                    (b) If a contribution is made by an Employer by reason of a mistake of fact, then so much of the contribution as was made as a result of the mistake (reduced by any losses attributable thereto) shall be returned to the Employer within one year after the mistaken contribution was made.

                                     ARTICLE XII

                    Amendment, Termination and Action by Employers

                    12.1 Amendment and Termination: The Corporation may amend, discontinue contributions under or terminate, and each Employer as to itself may discontinue contributions or terminate, the Plan in whole or in part, at any time or from time to time. Notwithstanding the foregoing, no amendment or termination of the Plan shall cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their Beneficiaries or shall operate retroactively so as to affect adversely the right of any Participant or Beneficiary of the Plan prior to such action; provided, however, that the Corporation may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Code.

                    12.2 Action by Employers: Any action by an Employer under the Plan may be by resolution of its Board of Directors, or by any person or persons duly authorized by resolution of said Board to take such action.

                    12.3 Effect of Termination: Upon the bankruptcy, insolvency, merger, consolidation, or dissolution of an Employer, without provision being made by its successor, if any, for the continuation of the Plan, or upon the termination, partial termination or discontinuance of the Plan or of the payment of contributions thereunder, by an Employer, the Accounts of the Participants who are Employees of such Employer and who are affected by such termination, partial termination or discontinuance shall continue to be fully vested and held in the Trust Fund in accordance with the provisions of the Plan and Trust, except that the Committee may direct that the assets of the Trust Fund allocable to each such Participant and his Beneficiary shall be distributed to such Participant or Beneficiary; in which event the Trust shall thereupon terminate as to such Employer when all Accounts have been distributed; provided, however, that no such distribution shall be made to any Participant until he attains age 59-1/2 except in the case of termination of employment or as otherwise provided in Article VIII or upon termination of the Plan without the establishment or maintenance by the Employer or an Affiliated Employer, within 12 months after distribution, of another qualified defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code).


                                     ARTICLE XIII

               Successor Employer and Merger or Consolidation of Plans

                    13.1 Successor Employer: In the event of the dissolution, merger, consolidation or reorganization of an Employer, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor (subject to the consent of the Corporation if the Employer is other than the Corporation) shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of an Employer under the Plan.

                    13.2 Plan Assets: In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of the Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

                    (a) Each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

                    (b) Resolutions of the Board of Directors of the Corporation under this Plan, and of any new successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants' inclusion in the new employer's plan; and

                    (c) Such other plan and trust are qualified under Sections 401(a) and 501(a) of the Code.

                    IN WITNESS WHEREOF, Kentucky Utilities Company has caused this instrument to be executed in its name by its Chairman of the Board, President and Chief Executive Officer and its Corporate Seal to be hereunto affixed, attested by its Secretary, on this 8th day of November, 1996.

                                   KENTUCKY UTILITIES COMPANY


                                   By /s/ Michael R. Whitley
                                     Chairman of the Board, President and
                                     Chief Executive Officer



          [Corporate Seal]


          ATTEST:


          /s/ George S. Brooks II
                    Secretary